Exhibit 5.1

March 17, 2020

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Dominion Energy, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-219088) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities, including the Company’s common stock (without par value) and (ii) the offer and sale by the Company of up to $500,000,000 of the Company’s common stock (the “Shares”) as described in the Company’s Prospectus, dated June 30, 2017 (the “Prospectus”) and Prospectus Supplement, dated March 17, 2020 (the “Prospectus Supplement”). The Registration Statement became effective on June 30, 2017. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

The Shares are being offered to the public in accordance with four separate Sales Agency Agreements, each dated March 17, 2020 (the “Sales Agreements”), between the Company and each of BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Sales Agreements.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Prospectus Supplement; and

(d) the Sales Agreements.

In addition we have examined and relied upon the following:

(i)    a certificate from the assistant secretary of the Company certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Company (the “Organizational Documents”), (B) the resolutions of the Board of Directors of the Company effective June 23, 2017 authorizing the filing of the Registration Statement and regarding the amount of securities authorized to be issued

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under the Registration Statement (the “June 2017 Resolutions”), (C) the resolutions of the Board effective May 7, 2019 increasing the amount of securities authorized to be issued pursuant to the June 2017 Resolutions and making certain other modifications to the June 2017 Resolutions, and (D) the resolutions of a senior officer of the Company effective March 17, 2020 (the “Authorizing Resolutions”) relating to the offer and sale of the Shares by the Company under the Sales Agreements;

(ii)    a certificate dated March 16, 2020 issued by the State Corporation Commission of the Commonwealth of Virginia attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia; and

(iii)    originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)    Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b)    Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c)    Documents Binding on Certain Parties. The Sales Agreements and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms.

(d)    No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the offer and sale of the Shares as contemplated by the Registration Statement, Prospectus and the Prospectus Supplement. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Sales Agreements.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.    Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Virginia, and is in good standing under such laws.

2.    Power and Authority. The Company has the corporate power and authority to issue the Shares.

3.    Validity. When (i) the Shares have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company has received the consideration provided for in the Sales Agreements, (iii) such consideration per share is not less than the amount specified in the applicable Authorizing Resolutions and (iv) certificates in the form required under the laws of the Commonwealth of Virginia representing the Shares are duly executed, countersigned, registered and delivered, if such Shares are certificated, such Shares will be validly issued, fully paid and non-assessable.

Qualification and Limitation Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience or for reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP